EXHIBIT 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 24, 2011, among Global Crossing Colombia S.A., (the “Guaranteeing Subsidiary”), a subsidiary of Global Crossing Limited, an exempted company with limited liability formed under the laws of Bermuda (the “Company”), the Company and Wilmington Trust FSB, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 16, 2010, providing for the issuance of 9% Senior Notes due 2019 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantees”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof, and execute two (2) copies of the Note Guarantee.

3. No PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS. No past, present or future director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

[1]

5. SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.

(a) Any legal action or proceeding with respect to this Supplemental Indenture or the Notes, or the transactions contemplated hereby, or for recognition or enforcement of any judgment, shall be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and any court of appeals with respect to any such court, and, by execution and delivery of this Supplemental Indenture, each of the parties hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The Company and each of the Guarantors hereby further (i) irrevocably waives, to the fullest extent it may legally and effectively do so, any claim that any such courts lack personal jurisdiction over the Company or any of the Guarantors, and agrees not to plead or claim, in any legal action or proceeding with respect to this Supplemental Indenture or the Notes, the Note Guarantees or any of the Collateral Documents brought in any of the aforementioned courts, that such courts lack personal jurisdiction over the Company or any of the Guarantors, (ii) irrevocably waives, to the fullest extent permitted by law, any defense of forum non conveniens in any legal action or proceeding with respect to the Indenture or the Notes, the Note Guarantees or any of the Collateral Documents brought in any of the aforementioned courts and (iii) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) The Company and each of the Guarantors hereby irrevocably designates, appoints and empowers Global Crossing Development Co., 200 Park Avenue, Suite 300, Florham Park, NJ 07932 (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with the Indenture, the Notes, the Note Guarantees or any of the Collateral Documents. The Company and each of the Guarantors hereby represents and warrants that the Process Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company and each of the Guarantors agrees to take any and all action, including the filing of any and all documents, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Process Agent shall be deemed, in every respect, effective service of process upon the Company and each of the Guarantors. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Company or any of the Guarantors, as applicable, in care of the Process Agent at the Process Agent’s above address, and the Company and each of the Guarantors hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Company and each of the Guarantors irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the Company or any of the Guarantors, as applicable, at its address specified in Section 13.02 of the Indenture.

(c) Nothing contained in this Section 5 shall affect the right of the Trustee or any Holder to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Company or any of the Guarantors in any other jurisdiction.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures

[2]

the Trustee could purchase U.S. dollars with such other currency at the spot rate of exchange quoted by the Trustee at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of U.S. dollars, for delivery two Business Days thereafter.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

[Signatures on following pages]

[3]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GLOBAL CROSSING COLOMBIA, S.A.

By:	/s/ Jaime Pelaez
Name: Jaime Pelaez Title: President

GLOBAL CROSSING LIMITED

By:	/s/ Mitchell Sussis
Name: Mitchell Sussis Title: Senior Vice President

WILMINGTON TRUST FSB, as Trustee

By:	/s/ Timothy P. Mowdy
Authorized Signatory

[4]